Exhibit 99.1

Wave Initiates Search for Newly-Established Position of Chief Operating Officer

Lee, MA — June 10, 2013 —Wave Systems Corp. (NASDAQ:WAVX), the Trusted Computing Company, today announced it has initiated an executive search for a Chief Operating Officer. The COO role would be a new position at the company, responsible for day-to-day operations, developing sales channels, overhead management, execution of product and cloud services strategy, and other corporate objectives.

“Wave has undergone substantial growth in the last two years, from the Safend acquisition to significant expansion throughout Europe and Asia, along with the roll out of innovative new security products in the tablet market,” commented Chairman of the Board John Bagalay. “The addition of a Chief Operating Officer to the executive staff will enable the company to continue to focus on the market engagement of Trusted Computing, while also enhancing the focus on product and service excellence and operational discipline.”

“We’re looking for an individual with the drive and passion to help foster a high-performance culture, accelerate the sale of Wave’s product portfolio and to further our objectives of benefiting our customers, stockholders and employees,” commented Mr. Bagalay.

Mr. Bagalay, along with Directors Nolan Bushnell and Bob Frankenberg will serve on the Executive Committee participating in the search. During the search period, the committee will work with the Chief Executive Officer to establish the role, authority and responsibilities of this new position within the company’s management organizational structure and provide consultation to the Chief Executive Officer on the significant management and operational functions of the company.

About Wave Systems

Wave Systems Corp. reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

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Company:	Investor Relations:
Gerard Feeney, CFO	David Collins, Eric Lentini
413-243-1600	212-924-9800
info@wavesys.com	wavx@catalyst-ir.com